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                                                                  EXECUTION COPY


                           PRINCIPAL STOCKHOLDERS AGREEMENT


         AGREEMENT dated as of November 20, 1996 by and among QUALITY FOOD CENTERS, INC., a Washington corporation ("PARENT"), and the other parties signatory hereto (each a "PRINCIPAL STOCKHOLDER").

                                       RECITALS

         Concurrently herewith, Parent, QHI Acquisition Corporation, a wholly owned subsidiary of Parent ("PURCHASER"), and Hughes Markets, Inc., a California corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "MERGER AGREEMENT"; terms defined therein and used herein without definition shall have the respective meanings set forth therein) pursuant to which the Company and Purchaser or another subsidiary of Parent will be merged (the "MERGER").

         As a condition to Parent's willingness to enter into the Merger Agreement, Parent requires that each Principal Stockholder enter into, and each such Principal Stockholder has agreed to enter into, this Agreement.

         To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. REPRESENTATIONS AND WARRANTIES. Each Principal Stockholder hereby severally represents and warrants to Parent as follows:

         (a) OWNERSHIP OF SHARES. (1) Such Principal Stockholder is (i) the record holder and beneficial owner of, (ii) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a "TRUSTEE") of, (iii) executor of an estate that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such executor, an "EXECUTOR") of, and/or (iv) the beneficial owner but not the record holder of (x) the number of shares of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") set forth opposite such Principal Stockholder's name on Schedule 1 hereto and/or (y) the number of shares of preferred stock, par value $.075 per share, of the Company ("COMPANY PREFERRED STOCK") set forth opposite such Principal Stockholder's name on Schedule 1 hereto (such Company Common Stock and Company Preferred Stock as to such Principal Stockholder, the "EXISTING SHARES", and together with any shares of Company Common Stock and/or any shares of Company Preferred Stock acquired by such Principal Stockholder in any such capacities after the date hereof and prior to the termination hereof, whether upon exercise of options,

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                                                                               2

    conversion of convertible securities, purchase, exchange or otherwise, the "SHARES").

         (2) On the date hereof, the Existing Shares set forth opposite such Principal Stockholder's name on Schedule 1 hereto constitute all of the shares of Company Common Stock and Company Preferred Stock, respectively, owned of record or beneficially by such Principal Stockholder.

         (3) Such Principal Stockholder (together with any co-trustees in the case of any trusts) has sole power of disposition, sole voting power with respect to the matters set forth in Section 2 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares set forth opposite such Principal Stockholder's name on
    Schedule 1 hereto, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

         (b) POWER; BINDING AGREEMENT. Such Principal Stockholder has the legal capacity, power and authority to enter into and perform all of such Principal Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Principal Stockholder will not violate any other agreement to which such Principal Stockholder is a party or by which such Principal Stockholder is bound including, without limitation, any trust agreement, will, testamentary document, voting agreement, stockholders agreement, voting trust or other agreement. This Agreement has been duly and validly executed and delivered by such Principal Stockholder and constitutes a valid and binding agreement of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms. There is no beneficiary of or holder of a voting trust certificate or other interest of any trust of which such Principal Stockholder is Trustee or any estate in respect of which such Principal Stockholder is an Executor whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by such Principal Stockholder. If such Principal Stockholder is married and such Principal Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Principal Stockholder's spouse, enforceable against such person in accordance with its terms.

         (c) NO CONFLICTS. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Principal Stockholder and the consummation by such Principal Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Principal Stockholder nor the consummation by such Principal

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                                                                              3

Stockholder of the transactions contemplated hereby nor compliance by such Principal Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust or estate or other organizational documents applicable to such Principal Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Principal Stockholder is a party or by which such Principal Stockholder or any of such Principal Stockholder's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Principal Stockholder or any of such Principal Stockholder's properties or assets.

         (d) NO ENCUMBRANCES OR DISSENTERS' RIGHTS. Such Principal Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Principal Stockholder, or by a nominee or custodian for the benefit of such Principal Stockholder, free and clear of all liens, claims, security interests, proxies and voting trusts, agreements, understandings or arrangements and all other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder. No beneficiary who is a beneficial owner of Shares under any trust or estate for which such Principal Stockholder acts as Trustee or Executor, respectively, has any right of appraisal or right to dissent from the Merger which has not been waived by such Principal Stockholder pursuant to Section 3.2 hereof.

         (e) BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Principal Stockholder (other than any such fees as will be included in the Transaction Expenses Statement).

         (f) ACKNOWLEDGEMENT. Such Principal Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Principal Stockholder's execution and delivery of this Agreement.

         2. AGREEMENT TO VOTE AND CONSENT; PROXY.

         2.1 VOTING. Each Principal Stockholder hereby severally agrees that it shall (x) give its written consent to the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Agreement and any actions required in furtherance hereof and

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thereof and all other matters consistent with clauses (ii) and (iii) of clause
(y) below by (A) executing and delivering to the Company within five days after the date hereof, with a copy to Parent, a written consent in the form attached as Exhibit A hereto dated as of the date hereof and (B) during the time this Agreement is in effect, executing any other written consent in favor of such matters submitted to such Principal Stockholder by the Company or Parent and immediately delivering the same to the Company, with a copy to Parent, and (y) at any meeting of the stockholders of the Company, however called, such Principal Stockholder shall vote (or cause to be voted) all of the Shares held of record or beneficially by such Principal Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (2) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (3) (a) any change in the board of directors of the Company; (b) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (c) any other change in the Company's corporate structure or business; or (d) any other action which is described in Section 4.1 of the Merger Agreement or otherwise is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. All such written consents and votes referred to in the preceding sentence shall be given or made with respect to all Shares of such Principal Stockholder, whether Company Common Stock or Company Preferred Stock. Such Principal Stockholder shall not enter into any agreement, understanding or arrangement with any person or entity prior to the Termination Date (as defined in Section
7) to vote or give its written consent or any instructions after the Termination Date in any manner inconsistent with clause (i), (ii) or (iii) of the preceding sentence.

         2.2 PROXY. EACH PRINCIPAL STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, AND STUART M. SLOAN AND MARC EVANGER OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM

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                                                                              5

INDIVIDUALLY, SUCH PRINCIPAL STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION
DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE AND GIVE WRITTEN CONSENTS WITH RESPECT TO ALL OF SUCH PRINCIPAL STOCKHOLDER'S SHARES, WHETHER COMPANY COMMON STOCK OR COMPANY PREFERRED STOCK, AS INDICATED IN
SECTION 2.1 ABOVE. EACH PRINCIPAL STOCKHOLDER INTENDS THIS PROXY TO BE, AND THIS PROXY SHALL BE, IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND EACH PRINCIPAL STOCKHOLDER AGREES TO TAKE SUCH FURTHER ACTION AND TO EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH PRINCIPAL STOCKHOLDER WITH RESPECT TO SUCH PRINCIPAL STOCKHOLDER'S SHARES.


         3. CERTAIN COVENANTS OF PRINCIPAL STOCKHOLDERS. Except in accordance with the terms of this Agreement, each Principal Stockholder hereby severally covenants and agrees as follows:

         3.1 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE; RESTRICTION ON WITHDRAWAL. Such Principal Stockholder shall not, directly or indirectly:
(i) except pursuant to the terms of the Merger Agreement and this Agreement, and except for gifts or other transfers to family members who (x) are signatories to this Agreement or (y) concurrently with such gift, become signatories to and bound by all provisions of this Agreement or (z) receive not more than $80,000 in value of such Shares in such gift (provided that gifts or other transfers of no more than $250,000 in value of Shares in the aggregate may be made pursuant to this clause (z)), offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Principal Stockholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any or all of such Principal Stockholder's Shares; (iii) except at the request of Parent, revoke any written consent given pursuant to Section 2.1 or otherwise at Parent's request; or (iv) take any action that would make any representation or warranty of such Principal Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Principal Stockholder from performing such Principal Stockholder's obligations under this Agreement.

         3.2 WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS. Such Principal Stockholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Principal Stockholder may have with respect to its Shares.

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                                                                              6

         3.3 NO TERMINATION OR CLOSURE OF TRUSTS OR ESTATES.   Such Principal
Stockholder shall not take any action to terminate, close or liquidate any trust or estate holding Shares for which such Principal Stockholder is Trustee or Executor and shall take all steps necessary to maintain the existence thereof at least until the first to occur of (i) the Effective Time and (ii) the Termination Date, unless, in connection with and upon such termination, closing or liquidation, the Shares held by such trust or estate which are presently subject to the terms of this Agreement are transferred to one or more Principal Stockholders and remain subject in all respects to the terms of this Agreement, or to other persons or entities who upon receipt of such Shares become signatories to and bound by all provisions of this Agreement.

         3.4 CONFIDENTIALITY. Prior to three years after the Closing Date, such Principal Shareholder shall not, without the prior written consent of Parent, disclose to any other person (other than its attorneys, accountants, agents and other representatives and agents who have a need to know such information and are advised of and agree to abide by the confidentiality restrictions herein set forth) the existence or terms of the Merger Agreement, the terms or status of any transactions contemplated thereby or any material information concerning the Company (or the Surviving Corporation) and its subsidiaries; PROVIDED HOWEVER, that (i) the information subject to the foregoing provisions of this sentence shall be deemed not to include any information generally available to the public (other than as a result of disclosure in violation hereof by any Principal Stockholder or any of its affiliates, representatives or agents) and (ii) such Principal Stockholder and its representatives and agents shall not be restricted from making such disclosures as are required by applicable law, provided Parent is provided prompt written notice of any such requirement in order to seek appropriate remedies with respect thereto and (iii) this Section 3.5 shall not apply to disclosures made in a Principal Stockholder's capacity as a director, officer or employee of the Company, Purchaser, Surviving Corporation or their subsidiaries in connection with the conduct of their respective businesses.

         3.5 NO SOLICITATION OF TRANSACTIONS. Such Principal Stockholder and its representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries (other than the Santee Asset Sales). None of such Principal Stockholder or its representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of

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                                                                              7

Parent and Purchaser or any designees of Parent or Purchaser) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company.

         3.6 REGISTRATION STATEMENT. Such Principal Stockholder agrees to cooperate with Parent in the preparation of the Proxy Statement and will promptly furnish to Parent for inclusion in the Registration Statement all information reasonably requested by Parent relating to such Principal Stockholder required to be set forth in the Registration Statement under the Securities Act and the rules and regulations promulgated thereunder. Such Principal Stockholder covenants and agrees that the information provided for use in the Registration Statement shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Such Principal Stockholder agrees to correct promptly any information provided by it for use in the Registration Statement which shall have become false or misleading prior to the time the Registration Statement is declared effective.

         4. FURTHER ASSURANCES. From time to time, at Parent's request and without further consideration, each Principal Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5. CERTAIN EVENTS. Each Principal Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Principal Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Principal Stockholder's heirs, guardians, administrators or successors or as a result of any divorce.

         6. STOP TRANSFER. Each Principal Stockholder agrees with, and covenants to, Parent that such Principal Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder's Shares unless such transfer is made in compliance with this Agreement as acknowledged in writing by Parent prior to any such request or transfer. Each Principal Stockholder agrees, with respect to any Shares in certificated form, that such Principal Stockholder will tender to the Company, within ten business days after the date hereof, the certificates representing such Shares and the Company will inscribe upon such certificates the following legend: "The shares of [Common] [Preferred] Stock, par value [$.01] [$.075] per share, of Hughes Markets, Inc. (the "Company") represented by

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                                                                              8

this certificate are subject to a Principal Stockholders Agreement dated as of November 20, 1996, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Each Principal Stockholder agrees that within ten business days after the date hereof, such Principal Stockholder shall hold all Shares (whether certificated or uncertificated) in his, her or its own name and not in the name of any nominee.

         7. TERMINATION. The covenants and agreements contained herein with respect to the Company Common Stock and Company Preferred Stock shall terminate on the first to occur of (a) the Effective Time and (b) the date the Merger Agreement is terminated in accordance with its terms and Parent acknowledges such termination in writing to the Principal Stockholders (the "Termination Date").

         8. STOCKHOLDERS' REPRESENTATIVE. Roger K. Hughes hereby agrees to serve as Stockholders' Representative and agrees to perform and abide by all the duties and obligations with respect thereto under the Merger Agreement.

         9. MISCELLANEOUS.

         9.1 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (i) constitutes the entire agreement among the parties, or any of them, with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any of its affiliates. Any attempted assignment which does not comply with the provisions of this Section 9.1 shall be null and void AB INITIO.

         9.2 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto; PROVIDED that Schedule 1 hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Principal Stockholder" for all purposes of this Agreement.

         9.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following

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addresses (or at such other addresses for a party as shall be specified by like notice):

         If to any
         Principal
         Stockholder:     c/o Hughes Markets, Inc.
                          14005 Live Oak Avenue
                          Irwindale, California 91706
                          Attention: Roger K. Hughes
                          Facsimile: (818) 856-6020

              copy to:    O'Melveny & Myers
                          400 South Hope Street
                          Los Angeles, California 90071-2699
                          Attention:  C. James Levin, Esq.
                          Facsimile:  (213) 669-6407

          If to Parent:   Quality Food Centers, Inc.
                          10112 N.E. 10th Street
                          Suite 201
                          Bellevue, Washington 98004
                          Attention:  Stuart M. Sloan
                          Facsimile:  (206) 340-9055

              copy to:    Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, New York  10017
                           Attention:  Robert L. Friedman, Esq.
                          Facsimile:  (212) 455-2502


         9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         9.5 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

         9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.7 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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                                                                             10

         9.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party, Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         9.9 CONSTRUCTION. For purposes of this Agreement, in the event of a stock dividend or distribution, or any change in the Company Common Stock or Company Preferred Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the terms "Shares" and "Existing Shares" shall be deemed to refer to and include the Shares and Existing Shares, respectively, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares or Existing Shares, respectively, may be changed or exchanged.

                                                                       EXHIBIT A

                           WRITTEN CONSENT OF STOCKHOLDER

                                          of

                                HUGHES MARKETS, INC.
                               a California Corporation

     TO MERGER OF QHI ACQUISITION CORPORATION WITH AND INTO HUGHES MARKETS, INC.


    The undersigned record owner of _____ shares of Common Stock, par value $.01, [and/or] ____ shares of Preferred Stock, par value $.075, of Hughes Markets, Inc. (the "COMPANY") hereby

    [ ] refuses consent      [X] consents to and approves

(i) the Merger of QHI Acquisition Corporation ("PURCHASER") with and into the Company pursuant to and as defined in the Agreement and Plan of Merger (the "AGREEMENT"), dated as of November 20, 1996, among Quality Food Centers, Inc., Purchaser and the Company, (ii) the execution and delivery by the Company of the Agreement and the approval of the terms thereof and (iii) each of the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof.

    This consent shall be acted upon in accordance with the choice selected above.

Dated: November __, 1996


                             By:______________________